EXHIBIT 10.10

March 25, 2002

Geno Tolari
9550 Santos Ranch Road
Pleasanton, CA 94588

Dear Geno,

On behalf of the Board of Directors at Saba, I am pleased to invite you to join the Saba community as the President and Chief Executive Officer reporting to the Board. We believe Saba is a visionary company with a first rate team of people who are passionate, accomplished, innovative, and who enjoy being challenged and energized by change. We are all excited about your joining the company and believe that it signals that Saba is transitioning from an exciting start-up to a growing, major company with a strong future.

Your starting annual base salary will be $250,000 (paid semi-monthly). In addition, you are eligible to participate in the 2003 Executive Incentive Plan for fiscal year 2003 (to be determined). The Compensation Committee of the Board will determine the terms of the plan for all eligible executives no later than 90 days from the start of Saba’s 2003 fiscal year.

Your performance will be reviewed annually and your compensation will be reviewed at the start of the company’s fiscal year. However, since our fiscal year starts on June 1, only a few months after your start date, your compensation will not be reviewed until June, 2003.

In addition, you will be granted an option to purchase 2,000,000 shares of Saba Common Stock at the market price in effect on the date the Board of Directors approves the grant plus an option to purchase 400,000 shares of Saba at $10 per share. These options will have a six year term and vest over the course of four years, with the first 25% of the options vesting on the one year anniversary of your first day of employment and the remaining options vesting in 12 quarterly installments commencing on the end of the 5th quarter following the grant date. Provisions will be included in the Stock Option Agreements that will permit (i) assignment by gift of all or a portion of the non-qualified options to “family members” (as defined in Paragraph A. 5 of the General Instructions to Form S-8 under the Securities Act of 1933) and (ii) the exercise by you (or your heirs or representatives in the event of your subsequent death or disability), during the 12 month period following the termination or expiration of the period of your employment with Saba, of shares that have vested under the options prior to such termination or expiration. The details about Saba’s Stock Incentive Plan and your Stock Option Agreements will be sent separately. We will work with you and your counsel to ensure that your Stock Option Agreements accomplish the objectives set forth in this letter. In the event of any conflict between this letter and the terms of the Stock Option Agreements entered into between you and Saba, the terms of the Stock Option Agreements shall prevail.

Your initial options to purchase 2,400,000 shares of Saba Common Stock will include a “double trigger” provision that is intended to offer some special consideration in the following circumstance: In the event there is a change of control in the company as a result of a merger or acquisition AND any one of the following events (“Termination Events”) takes place as a result of the acquisition, then 100% of your unvested stock options in the Company will become vested immediately:

•	termination of your employment except for Cause (as defined below)

•	constructive termination by unreasonably reducing your responsibilities

•	any reduction in the total of your base salary and bonus plan

•	any requirement that you move more than 40 miles from you current residence

For purposes of this letter, the term “Cause” shall mean (i) the willful and continued failure by you to substantially perform your duties as President and Chief Executive Officer of Saba or, with respect to a successor corporation, in a substantially similar capacity relative to the business of Saba, which failure has a material adverse effect on Saba, other than any such failure resulting from your incapacity due to physical or mental illness; (ii) the willful engaging by you in gross misconduct which has a material adverse effect on Saba; (iii) the willful breach by you of the Proprietary Information Agreement, which breach has a material adverse effect on Saba, (iv) your refusal or failure to act in accordance with any lawful, reasonable direction of the Board of Directors of Saba (or its successor) and such refusal or failure has a material adverse effect on Saba, or (v) your conviction of a felony which conviction has a material adverse effect on Saba or on your ability to serve as an employee of Saba in your then-current capacity. For purposes of this paragraph, no act, or failure to act, on your part shall be considered willful unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of Saba. Notwithstanding the foregoing, Saba shall not have “Cause” to terminate your employment unless and until (1) in the case of clauses (i), (ii), (iii) and (iv) above, Saba shall have given you written notice of the applicable defective conduct and you shall not have cured or ceased such conduct within 10 days after your receipt of such notice, and (2) the finding of Cause is confirmed in writing by independent counsel from a law firm of national reputation that does not regularly represent Saba (or its successor); provided, that if Saba (or its successor) is not able, after diligent, good faith efforts, to reasonably retain a law firm for such purpose, the finding of Cause shall be resolved by arbitration in accordance with the then applicable rules of the American Arbitration Association. Any court having jurisdiction thereof may enter judgment on the award rendered by the arbitrator(s). The location of the arbitration shall be San Francisco, California. Unless the parties mutually agree otherwise, the arbitrator shall be selected from a panel provided by the American Arbitration Association. The parties shall share equally the costs of the arbitration. Each party shall pay for its own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim that affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party. In the event that Saba (or its successor) has commenced, or has provided to you written notice of its intent to commence, arbitration hereunder prior the expiration of the one-year post-acquisition period, all amounts maintained in escrow shall be held pending final resolution of a determination of the existence or absence of Cause.

In the event that the company is acquired and none of the Termination Events have occurred the following provisions will apply:

•	20% of your unvested options as of the closing date of the acquisition will vest immediately

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an additional 30% of your unvested options at the time of the acquisition will also vest immediately, these options will be automatically exercised on a net-exercise basis pursuant to a non-qualified deferred compensation plan entered into between you and Saba or the surviving entity in the acquisition, also pursuant to such plan, the aggregate proceeds of the option exercise will be deposited in an escrow account to be established by Saba or such surviving entity, and, after one year of the closing date of acquisition:

—	if you have continued to work full time for the acquiring company, the proceeds maintained in the escrow account, plus any interest or other earnings accrued thereon, will be distributed to you; or

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if you have not continued to work full time for the acquiring company, the balance of the escrow account will be forfeited; provided that in the event of your death or that you are unable during the remainder of the one-year post acquisition period to carry out the responsibilities and functions of the position held by you by reason of any medically determinable physical or mental impairment, the entire balance of the escrow account will be distributed to you, your heirs or designated beneficiaries, as applicable.

Such escrow account shall be subject to the claims of Saba’s creditors. Saba and its advisors will work with you and your counsel in order to structure the foregoing arrangements so that you do not recognize taxable income until such time as the proceeds in the escrow account are actually distributed to you. If, notwithstanding these efforts, you are required to recognize taxable income upon the initial exercise of these options, the applicable taxes will be deducted from the proceeds of exercise and remitted by Saba or the acquiring entity to the applicable tax authorities. In the event that (i) all or any portion of the proceeds maintained in escrow are forfeited by you and (ii) proceeds from the option exercise that would have otherwise been maintained in escrow are remitted to the applicable taxing authorities, you agree to pay to Saba or the acquiring entity an amount equal to any tax refund or any reduced tax obligation that may result from any tax credit, deduction, off-set or otherwise that you may be entitled by virtue of such forfeiture or tax payment; provided, that in no event shall you have any obligation to pay amounts in excess of the amount of option proceeds remitted to the applicable taxing authorities.

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After one year of the date of acquisition, if you have continued to work full time for the acquiring company, 50% of your then unvested options (at that time) will immediately vest. The remainder of your options will continue to vest on their original schedule; provided, in the event of a Termination Event, the remaining options will vest immediately.

During the one year of employment post acquisition, as described above, if any of the Termination Events takes place, you will immediately be paid the proceeds maintained in the escrow account, plus any interest or other earnings accrued thereon, and the entire balance of your unvested options will vest immediately.

You are also entitled to receive our standard employee benefits package, the details of which will be sent to you separately. Please be aware that these benefits are subject to change.

We believe that each employee’s contribution to Saba is valuable. Much of what you learn and create at Saba will be considered confidential and proprietary. Given this fact, we require that you sign Saba’s Employee Proprietary Information and Inventions Agreement prior to your first day of employment. In addition, please be prepared to show verification of eligibility to work in the United States on or before your first day of employment. As a senior executive of Saba, you also will be provided with our standard Indemnification Agreement.

Please recognize that your employment with Saba is for an unspecified duration and is at-will. This means that either you or Saba has the right to end your employment at any time, with or without cause and with or without notice.

Your first day of employment will be March 26, 2002. This letter and any attachments constitute the entire employment agreement and understanding between you and Saba, and supersede all prior verbal communications between us. This agreement may only be modified in a written document signed by you and an officer designated by the Board of Directors. Please acknowledge your acceptance of this offer by signing and returning the enclosed copy of this offer letter and the Employee Proprietary Information and Inventions Agreement and Indemnification Agreement by March 26, 2002.

Geno, the Board is unanimous and enthusiastic in the extension of this offer and we all look forward to working with you and building the company together. Saba’s future success is dependent on our hiring and retaining the highest quality and caliber of people like yourself. Speaking for the executive team, the Board and myself, I am excited about your joining Saba and personally look forward to working with you.

With sincere regards,

Bobby Yazdani
Founder and Chairman
Saba Software Inc.

Acceptance:

I accept the terms of my employment with Saba as President and Chief Executive Officer as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminated by either party.

Signature

Date